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                          SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C. 20549


                                     FORM 8-A/A

                  FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                      PURSUANT TO SECTION 12(b) OR (g) OF THE
                          SECURITIES EXCHANGE ACT OF 1934


                                    ONEIDA LTD.
                (Exact name of registrant as specified in its charter)

              New York                                   15-0405700
(State of incorporation or organization)   (I.R.S.  Employer Identification No.)

          Oneida, New York                                 13421
(Address of principal executive offices)                 (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                          Name of each exchange on which
to be so registered                          each class is to be registered

Preferred Stock Purchase Rights                 New York Stock Exchange


    If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

    If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

Securities to be registered pursuant to Section 12(g) of the Act:

                             None
                       (Title of class)

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    This amendment amends the registration statement on Form 8-A (the "Form 8-
A") filed with the Securities and Exchange Commission on December 26, 1989.

Item 1.  Description of Registrant's Securities to Be Registered.

         Item 1 of the Form 8-A is hereby amended to include the following:

    On October 27, 1999, the Board of Directors of the Registrant authorized the amendment and restatement of its shareholder rights plan dated as of December 13, 1989 resulting in an Amended and Restated Rights Agreement dated as of December 3, 1999 (the "Amended and Restated Rights Agreement") between the Registrant and American Stock Transfer & Trust Company, as rights agent. Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Amended and Restated Rights Agreement, which is attached hereto as an exhibit.

    The Amended and Restated Rights Agreement was adopted in the normal course of updating and extending the predecessor shareholder rights plan which was scheduled to expire on December 13, 1999 and not in response to any acquisition proposal.

    Pursuant to the Amended and Restated Rights Agreement, the Registrant extended the expiration date of its shareholder rights plan to December 3, 2009 and reset the exercise price of the rights. The Registrant also amended the plan, among other things, to: (1) reduce from 30% to 20% the beneficial ownership level of common stock subject to a tender or exchange offer that triggers the exerciseability of the rights has been lowered from 30% to 20%; (2) include a "cashless" exchange provision pursuant to which the Registrant's Board of Directors may, at its option and under certain circumstances, exchange each right for (a) one Unit of Preferred Stock or (b) Units of Preferred Stock in an amount equal to (i) the difference between the aggregate market price of the number of Units of Preferred Stock to be received upon a "flip-in" event and the Purchase Price divided by (ii) the market price per Unit of Preferred Stock upon the "flip-in" event; and (3) amend the definition of "Acquiring Person" to include a provision intended to avoid accidental triggering of the rights.

    A copy of the Amended and Restated Rights Agreement is attached hereto as
Exhibit 1 and is incorporated herein by reference. The foregoing description of the changes to the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Rights Agreement.

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Item 2.  Exhibits.

         Item 2 of the Form 8-A is hereby amended by adding the following exhibit attached hereto.

         1. Amended and Restated Rights Agreement dated as of December 3, 1999 between Oneida Ltd. and American Stock Transfer & Trust Company.

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                                  SIGNATURE

    Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



                                       ONEIDA LTD.


                                       By: /s/ CATHERINE H. SUTTMEIER
                                       Name: Catherine H. Suttmeier
                                       Title: Vice President, Secretary and
                                              General Counsel


Date:    December 3, 1999

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                                  EXHIBIT INDEX


Exhibit No.        Description

1 Amended and Restated Rights Agreement dated as of December 3, 1999 between Oneida Ltd. and American Stock Transfer & Trust Company.